Exhibit (k)(i)

STOCK TRANSFER AGENCY AGREEMENT

between

GUGGENHEIM EQUAL WEIGHT ENHANCED EQUITY INCOME FUND

and

THE BANK OF NEW YORK MELLON

Dated as of October 26, 2011

ACCOUNT NUMBER(S) ___________________________

STOCK TRANSFER AGENCY AGREEMENT

AGREEMENT, made as of October 26, 2011, by and between GUGGENHEIM EQUAL WEIGHT ENHANCED EQUITY INCOME TRUST, a statutory trust organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Customer”), and THE BANK OF NEW YORK MELLON, a New York trust company (hereinafter referred to as the “Bank”).

W I T N E S S E T H:

That for and in consideration of the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the following meanings:

1. “Business Day” shall be deemed to be each day on which the Bank is open for business.

2. “Certificate” shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to the Bank by the Customer which is signed by any Officer, as hereinafter defined, and actually received by the Bank.

3. “Officer” shall be deemed to be the Customer’s Chief Executive Officer, President, any Vice President, the Secretary, the Treasurer, the Controller, any Assistant Treasurer, and any Assistant Secretary duly authorized by the Board of Directors of the Customer to execute any Certificate, instruction, notice or other instrument on behalf of the Customer and named in a Certificate, as such Certificate may be amended from time to time.

4. “Shares” shall mean all or any part of each class of the shares of capital stock of the Customer which from time to time are authorized and/or issued by the Customer and identified in a Certificate of the Secretary of the Customer under corporate seal, as such Certificate may be amended from time to time, with respect to which the Bank is to act hereunder.

ARTICLE II
APPOINTMENT OF BANK

1. The Customer hereby constitutes and appoints the Bank as its agent to perform the services described herein and as more particularly described in Schedule I attached hereto (the “Services”), and the Bank hereby accepts appointment as such agent and agrees to perform the Services in accordance with the terms hereinafter set forth.

2. In connection with such appointment, the Customer shall deliver the following documents to the Bank:

(a)	A certified copy of the Declaration of Trust or other document evidencing the Customer’s form of organization (the “Charter”) and all amendments thereto;

(b)	A certified copy of the By-Laws of the Customer;

(c)	A certified copy of a resolution of the Board of Directors of the Customer appointing the Bank to perform the Services and authorizing the execution and delivery of this Agreement;

(d)
A Certificate signed by the Secretary of the Customer specifying: the number of authorized Shares, the number of such authorized Shares issued and currently outstanding, and the names and specimen signatures of all persons duly authorized by the Board of Directors of the Customer to execute any Certificate on behalf of the Customer, as such Certificate may be amended from time to time;

(e)
An opinion of counsel for the Customer, in a form satisfactory to the Bank, with respect to the validity of the authorized and outstanding Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor);

(f)	A list of the name, address, social security or taxpayer identification number of each Shareholder, number of Shares owned, certificate numbers, and whether any “stops” have been placed; and

(g)
An opinion of counsel for the Customer, in a form satisfactory to the Bank, with respect to the due authorization by the Customer and the validity and effectiveness of the use of facsimile signatures by the Bank in connection with the countersigning and registering of Share certificates of the Customer.

3. The Customer shall furnish the Bank with a sufficient supply of blank Share certificates and from time to time will renew such supply upon request of the Bank.  Such blank Share certificates shall be properly signed, by facsimile or otherwise, by Officers of the Customer authorized by law or by the By-Laws to sign Share certificates, and, if required, shall bear the corporate seal or a facsimile thereof.

4. Customer acknowledges that the Bank is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that the Bank must obtain, verify and record information that allows the Bank to identify Customer.  Accordingly, prior to opening an account hereunder the Bank may request information (including but not limited to the Customer’s name, physical address, tax identification number and other information) that will help the Bank to identify the organization such as organizational documents, certificate of good standing, license to do business, or any other information that will allow the Bank to identify Customer.  Customer agrees that the Bank cannot open an account hereunder unless and until the Bank verifies Customer’s identity in accordance with its Customer Identification Program.

ARTICLE III
AUTHORIZATION AND ISSUANCE OF SHARES

1. The Customer shall deliver to the Bank the following documents on or before the effective date of any increase, decrease or other change in the total number of Shares authorized to be issued:

(a)	A certified copy of the amendment to the Charter giving effect to such increase, decrease or change;

(b)
An opinion of counsel for the Customer, in a form satisfactory to the Bank, with respect to the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor); and

(c)
In the case of an increase, if the appointment of the Bank was theretofore expressly limited, a certified copy of a resolution of the Board of Directors of the Customer increasing the authority of the Bank.

2. Prior to the issuance of any additional Shares pursuant to stock dividends, stock splits or otherwise, and prior to any reduction in the number of Shares outstanding, the Customer shall deliver the following documents to the Bank:

(a)
A certified copy of the resolutions adopted by the Board of Directors and/or the shareholders of the Customer authorizing such issuance of additional Shares of the Customer or such reduction, as the case may be;

(b)
A certified copy of the order or consent of each governmental or regulatory authority required by law as a prerequisite to the issuance or reduction of such Shares, as the case may be, and an opinion of counsel for the Customer that no other order or consent is required; and

(c)
An opinion of counsel for the Customer, in a form satisfactory to the Bank, with respect to the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective, or, if exempt, the specific grounds therefor).

ARTICLE IV
RECAPITALIZATION OR CAPITAL ADJUSTMENT

1. In the case of any negative stock split, recapitalization or other capital adjustment requiring a change in the form of Share certificates, the Bank will issue Share certificates in the new form in exchange for, or upon transfer of, outstanding Share certificates in the old form, upon receiving:

(a)	A Certificate authorizing the issuance of Share certificates in the new form;

(b)	A certified copy of any amendment to the Charter with respect to the change;

(c)	Specimen Share certificates for each class of Shares in the new form approved by the Board of Directors of the Customer, with a Certificate signed by the Secretary of the Customer as to such approval;

(d)
A certified copy of the order or consent of each governmental or regulatory authority required by law as a prerequisite to the issuance of the Shares in the new form, and an opinion of counsel for the Customer that the order or consent of no other governmental or regulatory authority is required; and

(e)
An opinion of counsel for the Customer, in a form satisfactory to the Bank, with respect to the validity of the Shares in the new form, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable law or regulation (i.e., if subject to registration, that the Shares have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor).

2. The Customer shall furnish the Bank with a sufficient supply of blank Share certificates in the new form, and from time to time will replenish such supply upon the request of the Bank.  Such blank Share certificates shall be properly signed, by facsimile or otherwise, by Officers of the Customer authorized by law or by the By-Laws to sign Share certificates and, if required, shall bear the corporate seal or a facsimile thereof.

ARTICLE V
ISSUANCE AND TRANSFER OF SHARES

1. The Bank will issue and transfer Shares in certificated form as follows:

(a) The Bank will issue Share certificates upon receipt of a Certificate from an Officer, but shall not be required to issue Share certificates after it has received from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and the Bank shall be entitled to rely upon such written notification.  The Bank shall not be responsible for the payment of any original issue or other taxes required to be paid by the Customer in connection with the issuance of any Shares.

(b) Shares will be transferred upon presentation to the Bank of Share certificates in form deemed by the Bank properly endorsed for transfer, accompanied by such documents as the Bank deems necessary to evidence the authority of the person making such transfer, and bearing satisfactory evidence of the payment of applicable stock transfer taxes.  In the case of small estates where no administration is contemplated, the Bank may, when furnished with an appropriate surety bond, and without further approval of the Customer, transfer Shares registered in the name of the decedent where the current market value of the Shares being transferred does not exceed such amount as may from time to time be prescribed by the various states.  The Bank reserves the right to refuse to transfer Shares until it is satisfied that the endorsements on Share certificates are valid and genuine, and for that purpose it may require, unless otherwise instructed by an Officer of the Customer, a guaranty of signature by an “eligible guarantor institution” meeting the requirements of the Bank, which requirements include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Bank in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.  The Bank also reserves the right to refuse to transfer Shares until it is satisfied that the requested transfer is legally authorized, and it shall incur no liability for the refusal in good faith to make transfers which the Bank, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis to any claims adverse to such transfer.  The Bank may, in effecting transfers of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, applicable to the transfer of securities, and the Customer shall indemnify the Bank for any act done or omitted by it in good faith in reliance upon such laws.

(c) All certificates representing Shares that are subject to restrictions on transfer (e.g., securities acquired pursuant to an investment representation, securities held by controlling persons, securities subject to stockholders’ agreement, etc.), shall be stamped with a legend describing the extent and conditions of the restrictions or referring to the source of such restrictions.  The Bank assumes no responsibility with respect to the transfer of restricted securities where counsel for the Customer advises that such transfer may be properly effected.

2. The Bank will issue and transfer Shares in book-entry form as follows:

(a) Shares may be maintained by the Bank in book-entry form known as the “Direct Registration System” (“DRS”) through the Profile Modification System (“Profile”).  DRS is the system administered by DTC pursuant to which the Bank may register the ownership of uncertificated Shares, which ownership shall be evidenced by periodic statements issued by the Bank to the Registered Owners entitled thereto.  Upon issuance of Shares, the Shares of each Registered Owner will be credited to the account of each such Registered Owner.  The Registered Owner of Shares is referred to herein as, or, if there are more than one Registered Owner of the same Shares, such Registered Owners are collectively referred to herein as, the “Registered Owner”.

(b) Customer understands that Profile is a required feature of DRS.  Profile allows a DTC participant claiming to act on behalf of the Registered Owner of Shares, to direct the Bank to register a transfer of such Shares to such DTC participant or its nominee without receipt by the Bank of such prior written authorization from the Registered Owner to register such transfer.

(c) Customer understands the Bank will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of a Registered Owner in requesting registration of transfer and delivery described in subsection (b) has the actual authority to act on behalf of the Registered Owner (notwithstanding any requirements under the Uniform Commercial Code).  For the avoidance of doubt, the provisions of Article VIII, Sections 5 and 6 shall apply to the matters arising from the use of DRS/Profile System.  The parties agree that the Bank’s reliance on and compliance with instructions received by the Bank through the DRS/Profile System in accordance with this Agreement, shall not constitute negligence or willful misconduct on the part of the Bank.

ARTICLE VI
DIVIDENDS AND DISTRIBUTIONS

1. The Customer shall furnish to the Bank a copy of a resolution of its Board of Directors, certified by the Secretary or any Assistant Secretary, either (i) setting forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, the record date as of which shareholders entitled to payment, or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to the Bank on such payment date, or (ii) authorizing the declaration of dividends and distributions on a periodic basis and authorizing the Bank to rely on a Certificate setting forth the information described in subsection (i) of this paragraph.

2. Prior to the payment date specified in such Certificate or resolution, as the case may be, the Customer shall, in the case of a cash dividend or distribution, pay to the Bank an amount of cash, sufficient for the Bank to make the payment, specified in such Certificate or resolution, to the shareholders of record as of such payment date.  The Bank will, upon receipt of any such cash, (i) in the case of shareholders who are participants in a dividend reinvestment and/or cash purchase plan of the Customer, reinvest such cash dividends or distributions in accordance with the terms of such plan, and (ii) in the case of shareholders who are not participants in any such plan, make payment of such cash dividends or distributions to the shareholders of record as of the record date by mailing a check, payable to the registered shareholder, to the address of record or dividend mailing address.  The Bank shall not be liable for any improper payment made in accordance with a Certificate or resolution described in the preceding paragraph.  If the Bank shall not receive sufficient cash prior to the payment date to make payments of any cash dividend or distribution pursuant to subsections (i) and (ii) above to all shareholders of the Customer as of the record date, the Bank shall, upon notifying the Customer, withhold payment to all shareholders of the Customer as of the record date until sufficient cash is provided to the Bank.

3. It is understood that the Bank shall in no way be responsible for the determination of the rate or form of dividends or distributions due to the shareholders.

4. It is understood that the Bank shall file such appropriate information returns concerning the payment of dividends and distributions with the proper federal, state and local authorities as are required by law to be filed by the Customer but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent required of it by applicable law.

ARTICLE VII
CONCERNING THE CUSTOMER

1. The Customer shall promptly deliver to the Bank written notice of any change in the Officers authorized to sign Share certificates, Certificates, notifications or requests, together with a specimen signature of each new Officer.  In the event any Officer who shall have signed manually or whose facsimile signature shall have been affixed to blank Share certificates shall die, resign or be removed prior to issuance of such Share certificates, the Bank may issue such Share certificates as the Share certificates of the Customer notwithstanding such death, resignation or removal, and the Customer shall promptly deliver to the Bank such approvals, adoptions or ratifications as may be required by law.

2. Each copy of the Charter of the Customer and copies of all amendments thereto shall be certified by the Secretary of State (or other appropriate official) of the state of incorporation, and if such Charter and/or amendments are required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to the Bank.  Each copy of the By-Laws and copies of all amendments thereto, and copies of resolutions of the Board of Directors of the Customer, shall be certified by the Secretary or an Assistant Secretary of the Customer under the corporate seal.

3. Customer hereby represents and warrants:

(a)	It is a statutory trust duly organized and validly existing under the laws of Delaware.

(b)
This Agreement has been duly authorized, executed and delivered on its behalf and constitutes the legal, valid and binding obligation of Customer.  The execution, delivery and performance of this Agreement by Customer do not and will not violate any applicable law or regulation and do not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained and are in full force and effect.

ARTICLE VIII
CONCERNING THE BANK

1. The Bank shall not be liable and shall be fully protected in acting upon any oral instruction, writing or document reasonably believed by it to be genuine and to have been given, signed or made by the proper person or persons and shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from an Officer of the Customer.  It shall also be protected in processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the duly authorized Officer or Officers of the Customer and the proper countersignature of the Bank.

2. The Bank may establish such additional procedures, rules and regulations governing the transfer or registration of Share certificates as it may deem advisable and consistent with such rules and regulations generally adopted by bank transfer agents.

3. The Bank may keep such records as it deems advisable but not inconsistent with resolutions adopted by the Board of Directors of the Customer.  The Bank may deliver to the Customer from time to time at its discretion, for safekeeping or disposition by the Customer in accordance with law, such records, papers, Share certificates which have been cancelled in transfer or exchange and other documents accumulated in the execution of its duties hereunder as the Bank may deem expedient, other than those which the Bank is itself required to maintain pursuant to applicable laws and regulations, and the Customer shall assume all responsibility for any failure thereafter to produce any record, paper, cancelled Share certificate or other document so returned, if and when required.  The records maintained by the Bank pursuant to this paragraph which have not been previously delivered to the Customer pursuant to the foregoing provisions of this paragraph shall be considered to be the property of the Customer, shall be made available upon request for inspection by the Officers, employees and auditors of the Customer, and shall be delivered to the Customer upon request and in any event upon the date of termination of this Agreement, as specified in Article IX of this Agreement, in the form and manner kept by the Bank on such date of termination or such earlier date as may be requested by the Customer.

4. The Bank may employ agents or attorneys-in-fact at the expense of the Customer, and shall not be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of its agents or attorneys-in-fact, so long as the Bank acts in good faith and without negligence or willful misconduct in connection with the selection of such agents or attorneys-in-fact.

5. The Bank shall only be liable for any loss or damage arising out of its own negligence or willful misconduct; provided, however, that the Bank shall not be liable for any indirect, special, punitive or consequential damages.

6. The Customer shall indemnify and hold harmless the Bank from and against any and all claims (whether with or without basis in fact or law), costs, demands, expenses and liabilities, including reasonable attorney’s fees, which the Bank may sustain or incur or which may be asserted against the Bank except for any liability which the Bank has assumed pursuant to the immediately preceding section.  The Bank shall be deemed not to have acted with negligence and not to have engaged in willful misconduct by reason of or as a result of any action taken or omitted to be taken by the Bank without its own negligence or willful misconduct in reliance upon (i) any provision of this Agreement, (ii) any instrument, order or Share certificate reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized Officer of the Customer, (iii) any Certificate or other instructions of an Officer, (iv) any opinion of legal counsel for the Customer or the Bank, or (v) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.  Nothing contained herein shall limit or in any way impair the right of the Bank to indemnification under any other provision of this Agreement.

7. Specifically, but not by way of limitation, the Customer shall indemnify and hold harmless the Bank from and against any and all claims (whether with or without basis in fact or law), costs, demands, expenses and liabilities, including reasonable attorney’s fees, of any and every nature which the Bank may sustain or incur or which may be asserted against the Bank in connection with the genuineness of a Share certificate, the Bank’s due authorization by the Customer to issue Shares and the form and amount of authorized Shares.

8. The Bank shall not incur any liability hereunder if by reason of any act of God or war or other circumstances beyond its control, it, or its employees, officers or directors shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of this Agreement it is provided shall be done or performed or by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of this Agreement it is provided shall or may be done or performed.

9. In connection with the provision of services under this Agreement, the Customer may direct the Bank to release information, including non - public personal information (“NPPI”), as defined in Title V of the Gramm-Leach-Bliley Act and the regulations issued thereunder, including but not limited to Regulation P of the Board of Governors of the Federal Reserve, to agents or other third party service providers, including, without limitation,

broker/dealers, custodians, and depositories.   In addition to the foregoing, Customer consents to the release of information, including NPPI, to one or more providers of escheatment services for the purpose of escheatment of unclaimed funds in accordance with the laws of the various states.  The Bank shall not incur any liability for the release of information in accordance with the foregoing provisions; and to the extent the Bank incurs any liability as a result of such release of information, the Customer shall indemnify and hold the Bank harmless in accordance with Article VIII, Section 6, it being understood that the release of such information shall not constitute negligence or willful misconduct.

10. At any time the Bank may apply to an Officer of the Customer for written instructions with respect to any matter arising in connection with the Bank’s duties and obligations under this Agreement, and the Bank shall not be liable for any action taken or omitted to be taken by the Bank in good faith in accordance with such instructions.  Such application by the Bank for instructions from an Officer of the Customer may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted to be taken by the Bank with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Bank has received written instructions in response to such application specifying the action to be taken or omitted. The Bank may consult counsel to the Customer or its own counsel, at the expense of the Customer, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

11. When mail is used for delivery of non-negotiable Share certificates, the value of which does not exceed the limits of the Bank’s Mail Insurance coverage, the Bank shall send such non-negotiable Share certificates by first class mail, and such deliveries will be covered while in transit.  Non-negotiable Share certificates, the value of which exceed the limits of the Bank’s Mail Insurance policy, will be sent by registered courier and will be covered by either the Bank’s Mail Insurance policy or the Blanket Bond while in transit.  Negotiable Share certificates will be sent by insured registered mail.  The Bank shall advise the Customer of any Share certificates returned as undeliverable after being mailed as herein provided for.

12. The Bank may issue new Share certificates in place of Share certificates represented to have been lost, stolen or destroyed upon receiving instructions in writing from an Officer and indemnity satisfactory to the Bank.  Such instructions from the Customer shall be in such form as approved by the Board of Directors of the Customer in accordance with applicable law or the By-Laws of the Customer governing such matters.  If the Bank receives written notification from the owner of the lost, stolen or destroyed Share certificate within a reasonable time after he has notice of it, the Bank shall promptly notify the Customer and shall act pursuant to written instructions signed by an Officer.  If the Customer receives such written notification from the owner of the lost, stolen or destroyed Share certificate within a reasonable time after he has notice of it, the Customer shall promptly notify the Bank and the Bank shall act pursuant to written instructions signed by an Officer.  The Bank shall not be liable for any act done or omitted by it pursuant to the written instructions described herein.  The Bank may issue new Share certificates in exchange for, and upon surrender of, mutilated Share certificates.

13. The Bank will issue and mail subscription warrants for Shares, Shares representing stock dividends, exchanges or splits, or act as conversion agent upon receiving written instructions from an Officer and such other documents as the Bank may deem necessary.

14. The Bank will supply shareholder lists to the Customer from time to time upon receiving a request therefor from an Officer of the Customer.

15. In case of any requests or demands for the inspection of the shareholder records of the Customer, the Bank will notify the Customer and endeavor to secure instructions from an Officer as to such inspection.  The Bank reserves the right, however, to exhibit the shareholder records to any person whenever it is advised by its counsel that there is a reasonable likelihood that the Bank will be held liable for the failure to exhibit the shareholder records to such person.

16. At the request of an Officer, the Bank will address and mail such appropriate notices to shareholders as the Customer may direct.

17. Notwithstanding any provisions of this Agreement to the contrary, the Bank shall be under no duty or obligation to inquire into, and shall not be liable for:

(a)
The legality of the issue, sale or transfer of any Shares, the sufficiency of the amount to be received in connection therewith, or the authority of the Customer to request such issuance, sale or transfer;

(b)	The legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of the Customer to request such purchase;

(c)	The legality of the declaration of any dividend by the Customer, or the legality of the issue of any Shares in payment of any stock dividend; or

(d)	The legality of any recapitalization or readjustment of the Shares.

18. The Bank shall be entitled to receive and the Customer hereby agrees to pay to the Bank for its performance hereunder (i) Other Services expenses (as defined in Schedule I) (including legal expenses and attorney’s fees) incurred in connection with this Agreement and its performance hereunder, and (ii) the compensation for services as set forth in Schedule I.

19. The Bank shall not be responsible for any money, whether or not represented by any check, draft or other instrument for the payment of money, received by it on behalf of the Customer, until the Bank actually receives and collects such funds.

20. The Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against the Bank in connection with this Agreement.

ARTICLE IX
TERMINATION

Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice.  In the event such notice is given by the Customer, it shall be accompanied by a copy of a resolution of the Board of Directors of the Customer, certified by its Secretary, electing to terminate this Agreement and designating a successor transfer agent or transfer agents.  In the event such notice is given by the Bank, the Customer shall, on or before the termination date, deliver to the Bank a copy of a resolution of its Board of Directors certified by its Secretary designating a successor transfer agent or transfer agents.  In the absence of such designation by the Customer, the Bank may designate a successor transfer agent.  If the Customer fails to designate a successor transfer agent and if the Bank is unable to find a successor transfer agent, the Customer shall, upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and the Bank shall thereafter be relieved of all duties and responsibilities hereunder.  Upon termination hereof, the Customer shall pay to the Bank such compensation as may be due to the Bank as of the date of such termination, and shall reimburse the Bank for any disbursements and expenses made or incurred by the Bank and payable or reimbursable hereunder.

ARTICLE X
MISCELLANEOUS

1. The indemnities contained herein shall be continuing obligations of the Customer, its successors and assigns, notwithstanding the termination of this Agreement.

2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Customer shall be sufficiently given if addressed to the Customer and mailed or delivered to it at 2455 Corporate West Drive, Lisle, Illinois 60532, or at such other place as the Customer may from time to time designate in writing.

3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Bank shall be sufficiently given if addressed to the Bank and mailed or delivered to it at its office at 480 Washington Blvd, Jersey City, NJ 07310 or at such other place as the Bank may from time to time designate in writing.

4. This Agreement may not be amended or modified in any manner except by a written agreement duly authorized and executed by both parties.  Any duly authorized Officer may amend any Certificate naming Officers authorized to execute and deliver Certificates, instructions, notices or other instruments, and the Secretary or any Assistant Secretary may amend any Certificate listing the Shares.

5. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the prior written consent of the other party; and provided, further, that (a) the foregoing proviso shall not apply to assignments by the Bank to an affiliate or subsidiary of the Bank and (b) any reorganization, merger, consolidation, sale of assets or other form of business combination by the Bank shall not be deemed to constitute an assignment of this Agreement.

6. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  The parties agree that, all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court.  Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

7. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original; but such counterparts, together, shall constitute only one instrument.

8. The provisions of this Agreement are intended to benefit only the Bank and the Customer, and no rights shall be granted to any other person by virtue of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

Attest:	GUGGENHEIM EQUAL WEIGHT ENHANCED EQUITY INCOME FUND

_________________________                                     By: _________________________
Name:              Mark E. Mathiasen                                   Name:   Kevin M. Robinson
Title:              Secretary                                                      Title:     Chief Executive Officer

Attest:                                                                                  THE BANK OF NEW YORK MELLON

_________________________                                       By: ________________________
Name: ______________________
Title: _______________________

[Stock Transfer Agency Agreement]

SCHEDULE I

I.   TRANSFER AGENCY SERVICE FOR CLOSED END FUNDS

ISSUES COVERED:

Guggenheim Enhanced Equity Income Fund                                                                                                  Appointed 3/16/06   Expires 2/28/16
                Madison/Claymore Covered Call & Equity Strategy Fund
 Advent Claymore Convertible Sec & Income Fund                          V
                                Fiduciary/Claymore MLP Opportunity Fund                                     V
                Advent Claymore Enhanced Growth & Income                                  V
Guggenheim Enhanced Equity Strategy
Managed Duration Inv Grade Muni. Fund V
TS&W Claymore Tax-Advantaged & Balance Fund              Appointed 3/16/06   Expires 2/28/16
                Advent Claymore Global Convertible Sec & Income Fund        Appointed 5/30/07   Expires 2/28/16
                                Guggenheim Strategic Opportunities Fund               Appointed 7/31/07   Expires 2/28/16
Guggenheim Build America Bonds Managed Duration Trust   Appointed 10/29/10     Expires 2/28/16
Guggenheim Equal Weight Enhanced Equity Income Fund   Appointed 10/26/11     Expires 2/28/16

                                                                                                             *New adjusted effective date From
July 1, 2007

Monthly Fee for Stock Transfer Services Per Fund –with monthly disbursements*                $1,500.00

IPO Services

               Full Fast Closing (one time) Conversion                                                                                             $2,500.00

Monthly Fee includes items 1-9 (see section IIl for detailed descriptions):

1.	ACCOUNT MAINTENANCE- Per fund
                             Each active account maintained                                                                              Included

                                     Each inactive or closed account maintained1

2.	PROXY AND ANNUAL MEETING SERVICES
Provide proxy services for annual shareholder meeting                                                  Included/ all funds

3.	STOCK TRANSFER SYSTEM ACCESS
                              Access to the system                                                                                              Included

4.	TELEPHONE CALLS- Per fund
                             Telephone calls from shareowners                                                                        Included

5.	TRANSFER AND ISSUANCE SERVICES- Per fund
                             Certificates or DRS statements issued, non-routine transfers processed       Included
                             Same day issuance or DWAC transactions                                                         Assessed to Brokers

6.	DIVIDEND DISBURSEMENT- Per fund

Monthly or quarterly (where applicable)                                                          Included

7.	DIVIDEND REINVESTMENT PLAN- Per fund

Administer plan services                                                                                     Included

Each dividend disbursement reinvested                                                                           Included
Each optional cash transaction                                                                                          Included
                      Each withdrawal or liquidation of shares from the plan                                            Included
Each deposit of share certificates into the plan or book to book transfer                   Included
Service fee–includes brokerage commission (per share purchased/sold)*                $      0.03

8.	ESCHEAT SERVICES & LOST SHAREOWNER SEARCH

 Performed in accordance with statutory or SEC requirements                      Included

                                    VOLUNTARY OR INITIAL COMPLIANCE ESCHEAT SERVICES
                                   Performed in accordance with statutory or SEC requirements                   Not billed to Company

II.	ADDITIONAL TRANSFER AGENCY SERVICES AND FEES

A.	PROXY AND ANNUAL MEETING SERVICES
Minimum fee per tape in BNY format to convert proxy tape files from outside Agent for issuance of proxy material by BNY $ 500.00

Provide shareholder data for proxy to a third-party proxy agent $ 0.10
                                        (Per account, billed when proxy tape is forwarded to proxy agent)

Minimum fee to provide tape data to third-party proxy agent $ 1,500.00

B.	INTERNET AND TELEPHONE VOTING (Subject to fee revision adjustment after the first meeting)
      Set-up and administration (includes dedicated toll free number)                           Appraisal
                              Each proxy voted by phone                                                                                          $        0.22
 Each proxy voted by Internet                                                                                       $        0.07
      Custom changes to toll free number or website                                                         Appraisal
                        Alterations to website after final sign-off                                                                    Appraisal

C.	SHAREOWNER LISTS, ANALYSES & LABEL SETS

4 Shareowner list included Included
Standard shareowner lists, analyses or labels (per account) $ 0.03
In excess of 4 lists, analysis or label set $ 500.00
                                       Additional weekly, monthly or custom lists or analyses                                       Appraisal

D.	SPECIAL & MAILINGS
                                Convert date of last contact (DLC) tape and update system
(per tape submitted by ADP or outside proxy tabulation agent) $ 2,000.00

Special Mailings
                                         Prepare and machine Insert up to two enclosures (per account)                          $        0.10
                                        Insert additional enclosures (per enclosure)                                                            $        0.03
Minimum fee per mailing $ 250.00
                                        Insert enclosures manually or matched mailingsAppraisal

E.	LOST SHAREOWNER SEARCH
Each electronic search program (management and set-Up) $ 75.00
Each lost account searched $ 3.50

IIl.   SERVICE DESCRIPTIONS
ACCOUNT MAINTENANCE
•	Open new accounts and solicit taxpayer identification numbers, where necessary
•	Post debits and credits
•	Maintain certificate/DRS history
•	Place and release stop transfer notations
•	Process address changes
•	Maintain dividend and/or seasonal addresses
•	Respond to shareowner correspondence
•	Obtain and post Taxpayer Identification Number certifications
•	Purge closed accounts that meet selective criteria (e.g., no outstanding checks, no stops maintained against certificates, etc.)

 PROXY AND ANNUAL MEETING SERVICES
•	Supply broker and nominee list to solicitor to identify requirements for material needed
•	Print name, address and number of shares on proxy cards
•	Mail proxy material and annual report

•	Tabulate proxies returned by shareowners
•	Track proxy cards marked for attendance at the annual meeting
•	Provide un-voted listing for registered holders and DTC participants
•	Provide one Inspector of Election for the annual meeting
•	Provide remote access to the proxy tabulation file for the client and solicitor for daily tabulation results
•	Prepare a list of record date holders
•	Prepare daily tabulation reports and report of final vote
•	Process omnibus proxies for respondent banks
•	Provide copies of proxies containing shareowner comments

STOCK TRANSFER SYSTEM ACCESS
•	Provide access to The Bank of New York’s internet-based system for management reporting and shareowner records from company’s office
•
Provide weekly data for registered holders and DTC participants (including geographic analyses, VIP reporting, share distribution, etc.  Reporting DTC data is subject to additional charge to company directly from DTC)

•	Provide daily access to proxy tabulation file during annual meeting season

TELEPHONE CALLS
•	Provide general toll-free number for shareowner inquiries and Interactive Voice Response (IVR) system
•	Provide adequate staffing to manage and achieve an acceptable average speed of answer (ASA)

TRANSFER AND ISSUANCE SERVICES
•	Perform in dual capacity of transfer agent and registrar under rules of the NYSE, AMEX, and NASDAQ
•	Provide DRS functionality
•	Examine transfer requests for proper documentation- routine and non-routine
•	Verify that an original issuance is properly authorized and has all necessary approvals
•	Verify that no stop orders are held against the surrendered certificates
•	Record canceled and issued certificates by registration, certificate number, number of shares and date issued/canceled
•	Process restricted and non-routine transfers based on supporting documentation
•	Furnish daily transfer journals (If requested)

DIVIDEND DISBURSEMENT
•	Calculate dividend and mail checks
•	Process wire transfers, ACH transmissions and acknowledgements
•	Reconcile checks
•	Prepare payment register in list or microfiche form
•	Withhold and file taxes for non-resident aliens and uncertified accounts
•	File federal tax information returns on tape
•	Mail required statements (Form 1099) to registered holders
•	Maintain stop files and issue replacement checks
•	Maintain payment orders and addresses

DIVIDEND REINVESTMENT PLAN
•	Process enrollments of new accounts and process dividends for reinvestment
•	Process optional cash payments on periodic basis (weekly, bi-monthly, monthly, etc.)
•	Monitor cash payments for amounts in excess of plan limits
•	Provide statements of account, after each transaction, showing activity for current period
•	Process requests for liquidation and termination according to plan specifications
•	Issue certificates to participants upon request for withdrawal
•	Receive certificates from participants for deposit into the plan
•	Process requests from participants for book-to-book transfers
•	Provide periodic investment reports to the company

ESCHEATMENT SERVICES
•	Prepare preliminary report of abandoned property scheduled for escheatment
•	Perform due diligence mailing to shareowners with abandoned property
•	Clear property for shareowners who respond to the due diligence mailing
•	Prepare final report and remit abandoned property to each state in accordance with statutory requirements

VOLUNTARY COMPLIANCE AND INITIAL COMPLIANCE ESCHEATMENT SERVICES
Voluntary Compliance at Company Direction
Initial Compliance in respect of mergers, acquisitions, other similar corporate events
•	Prepare preliminary report of abandoned property scheduled for escheatment

•	Perform due diligence mailing to shareowners with abandoned property
•	Clear property for shareowners who respond to due diligence mailing
•	Prepare final report and remit abandoned property to each state in accordance with statutory requirements
•	The Company is not billed for these services, if applicable. The Bank of New York may in some instances receive a fee from third party providers for processing & filings to select states.

LOST SHAREOWNER SEARCH
•	Manage and set-up each electronic search
•	Search for current addresses in accordance with SEC requirements
•	Send verification notice to shareowner
•	Review and clear non-routine and legal items
•	Update new address and release lost shareowner property

IV.   MISCELLANEOUS ITEMS

OTHER SERVICES EXPENSES AND OTHER CHARGES
Other Services Expenses
Client shall be charged for certain expenses advanced or incurred by The Bank in connection with The Bank’s performance of its duties hereunder.  Such charges include, but are not limited to, stationery and supplies, such as transfer sheets, dividend checks, envelopes, and paper stock, as well as any disbursements for telephone, mail insurance, electronic document creation and delivery, travel expenses for annual meetings, link-up charges from Automatic Data Processing Inc. and tape charges from The Depository Trust Company.  While The Bank endeavors to maintain such charges (both internal and external) at competitive rates, these charges will not, in all instances, reflect actual out-of-pocket costs, and in some instances may include handling charges to cover internal processing and use of The Bank’s billing systems.

With respect to any shareholder mailings processed by The Bank, Client shall be charged postage as an out-of-pocket expense at postage rates that may not reflect all available or utilized postal discounts, such as presort or NCOA discounts.  Client shall, at least one business day prior to mail date, provide immediately available funds sufficient to cover all postage due on such mailing.  Any material shareholder mailing schedule changes, including, but not limited to, delays in delivering materials to The Bank or changes in a mailing commencement date, may result in additional fees and/or expenses.

Secondary Offerings
A fee of $5,000 will be imposed for additional activities associated with the acceptance of appointments involving secondary public offerings.

 Other Services
Fees for any services not specified above will be based on an appraisal of the work to be performed or billed at the Bank’s standard fees at the time of the request.

The following services, not included in our basic services, are available upon request, or billed at our standard rates when applicable:
•	Automated direct dividend deposit service solicitation
•	Class action litigations-Establishment of transfer agent’s procedure and servicing
•	Direct stock purchase and sale plan
•	House-holding proxy services, E-consent record keeping & delivery
•	Non resident alien (NRA) maintenance and processing services for foreign intermediaries
•	Non-Shareowner mailing list maintenance
•	Odd lot processing services
•	Processing incoming/outgoing data files (in BNY format)
•	Processing special circumstance incoming proxy files (in BNY format)
•	Reorganization services for corporate actions (e.g., tenders, exchanges, spins etc.)
•	Rights agent/Warrant agent
•	Second mailing for proxies
•	Special shareholder meetings
•	Stock dividend / split processing
•	Employee investment plan administration

  Regulatory Changes
Fees for any new services or requirements resulting from regulatory changes agency will be assessed.

      Interest
Interest of one and one-half percent (1.5%) per month will be charged on all invoices unpaid for more than 30 days from receipt of invoice.

CONVERSION
There is usually no charge for converting the company's files to the Bank’s system with the exception of any manual processing that may be necessary (e.g., outstanding check history from the current agent's file).  A review of the current files and formats will be made to determine if any situation exists which will require extraordinary effort to complete the conversion.  A charge may also be imposed for any significant number of closed shareholder accounts that the company requests be converted to the Bank’s system.  Any charge will be discussed with the company prior to work commencing.

TERMS OF PROPOSAL
The Bank of New York’s final acceptance of this appointment is subject to the full review and approval of all related documentation. The fees presented herein are based on data currently available. Utilization of a third party vendor for services presented in this fee proposal will not qualify for fee reductions. If there are any changes in the scope or complexity of the job requirements, the fees will be reviewed and adjusted accordingly.  This offer is subject to revision if we do not enter into a written agreement within a reasonable time-frame after review of the schedule.

DOCUMENTATION OF APPOINTMENT
The Bank of New York reserves the right to suspend all conversion activities, (or closing activities in the case of an Initial Public Offering), if the following documentation is not received prior to our effective date as transfer agent and registrar.  Your Bank of New York stock transfer relationship manager will provide samples of the following documentation as needed.

•	Stock Transfer Agency Agreement
•	Opinion of Counsel as to: the validity of shares outstanding, proper organization of company, etc.
Under the seal of the Corporate Secretary
•	A Copy of the Corporate By-Laws
•	Specimen stock certificate
•	Certificate of Incorporation with amendments
•	List and sample signature of authorized signers
Secretary’s Certification as to:
•	Number of shares, by each class; chartered, authorized, issued and outstanding on effective date
•	All remaining shares to be issued out of each reserve established for option plans, restricted stock, new and secondary issues, etc.
•	New York State Tax Form
•	Employer Appointment Of Agent – I.R.S. Form 2678

TERMINATION
The following termination provision supersedes the termination provision as outlined in Article [IX] of the Stock Transfer Agency Agreement (the “Agreement”).

Neither party may terminate the transfer agency relationship prior to the end of the term as stated on page one of this Schedule I, with the exception of: violation of the standard of care set forth in the Agreement by the Bank, a material breach by either party or its obligations set forth in the Agreement, the sale by the Bank of substantially all of its stock transfer servicing business or the Bank's discontinuance of those services generally; the bankruptcy, reorganization or liquidation of either party; or the occurrence of any event that has a materially adverse effect on the reputation of the non-terminating party ; or upon 60 days written notice to the other party.

Upon expiration or termination of this Agreement, Client shall pay the Bank a fee for deconversion services (e.g., providing shareholder lists and files, producing and shipping records, answering successor agent inquiries).  This fee shall be based on the Bank’s then-current deconversion fee schedule.  The Bank may withhold the Client’s records, reports and unused certificate stock pending Client’s payment in full of all fees and expenses owed to the Bank under this Agreement.

CONFIDENTIALITY
The information contained in this proposal is confidential. Recipient agrees not to divulge any of the information contained herein to any third party. It is intended only for the directors, officers, employees and consultants of the Company who must analyze it to make a determination regarding the services to be provided.

1 INACTIVE: This is an account with a zero balance, un-cashed checks, ’stop’ notations on certificate history or pending Tax Form 1099 reporting.  CLOSED; An account maintained on the database for at least eighteen months to facilitate research requests from shareowners. There is a zero balance and no pending activity in any category.  A closed account is scheduled after at least eighteen months to be purged from the database.